UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 9th, 2007

VisualMED Clinical Solutions Corp.
(Exact name of registrant as specified in its charter)

NEVADA	000-33191	88-0436055
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

1035 Laurier Street West
Montreal, Quebec H2V 2L1
(Address of principal executive offices and Zip Code)

(514) 274-1115
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

VisualMED Clinical Solutions Corp. (the “Company”) announces that an initial license fee of $1.5 million will be paid to the Company, as well as a royalty stream equal to 15% of gross sales from all revenue sources of its licensee Medical.MD.

Medical.MD of Montreal, Canada, holder of a master license to deploy the VisualMED interactive electronic patient record over the web as a Personal Health Record for the internet community, has entered into the deployment phase of its web solution based on VisualMED’s medical applications.

Medical.MD has entered into a marketing alliance with one of the world’s largest advertising agencies and will be seeking group sales of subscriptions for its web based Personal Health Record.

Operationally, the website architecture, informatics services and web hosting is being outsourced to a leading provider of internet information technology who brings to the task its global reach and marketing network.

Contractual obligations preclude the company from disclosing the names of the Medical.MD partners until certain benchmarks have been met.

Medical.MD internet services are based on the same VisualMED medical expertise technology currently in use in cutting-edge paperless hospitals in the United States and Canada. Medical.MD is currently in negotiations that could bring it tens of millions of dollars in initial revenues through sales to large corporate buyers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 9th day of May, 2007.

VisualMED Clinical Solutions Corp.

By:	/s/ Gerard Dab
Gerard Dab, Chairman, CEO